Independent Auditors' Consent



The Board of Directors
GST Telecommunications, Inc.:

We consent to the use of our report, dated February 25, 1998 and November 26, 1997, incorpoated herein by reference in the Registration Statement on Form S-4, dated August 4, 1998, of GST Telecommunications, Inc., GST USA, Inc. and GST Network Funding, Inc. and to the references to our firm under the "Experts" heading in the Prospectus.



/s/ KPMG PEAT MARWICK LLP

Portland, Oregon
August 4, 1998